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                                                                     Exhibit 8.1



August 11, 1999



Proteus International plc
Beechfield House
Lyme Green Business Park
Cheshire SK11 0JL
England


                                Therapeutic Antibodies Inc.
                                Proteus International plc
                                Prospectus/Proxy Statement


Gentlemen:

We have acted as United States federal income tax advisor and United Kingdom tax advisor to Proteus International plc, a public company incorporated under the laws of England and Wales ("Parent"), in connection with the proposed merger (the "Merger") of Therapeutic Antibodies Inc., a Delaware corporation ("Company") with and into PI Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), pursuant to the terms of the Agreement and Plan of Merger dated as of May 20, 1999 (the "Merger Agreement") by and among Parent, Company, and Sub, and in connection with the related Proxy Statement filed by the Company with the Securities and Exchange Commission on June 9, 1999 (the "Proxy Statement") and the Prospectus contained in the Registration Statement on Form F-4 to be filed today by Parent with the Securities and Exchange Commission (the "Prospectus").

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Merger Agreement, (ii) the Prospectus/Proxy Statement and (iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. This opinion is subject to the receipt of certain



                                                                             (1)

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written representations and covenants of Parent and Company.

Based upon and subject to the foregoing, the discussion contained in the Proxy Statement under the caption "Material Tax Consequences," expresses our opinion as to the material United States federal income tax and United Kingdom tax consequences of the transactions therein described. You should be aware, however, that the discussion under the caption "Material Tax Consequences" in the Proxy Statement represents our conclusions as to the application of existing tax law to the instant transactions. There can be no assurance that contrary positions may not be taken by the Internal Revenue Service or Inland Revenue and, if challenged, will not be sustained by a court.

This opinion is furnished to you solely for use in connection with the Proxy Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Material Tax Consequences" in the Registration Statement.



Very truly yours,




/s/ PricewaterhouseCoopers LLP